As filed with the Securities and Exchange Commission on August 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANNON ARMSTRONG SUSTAINABLE

INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	46-1347456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip code)

2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan

(Full title of the plan)

Steven Chuslo, Esq.

Executive Vice President and General Counsel

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd, Suite 370

Annapolis, MD 21401

(410) 571-9860

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	2,055,277	$22.44	$46,120,415.88	$4644.33

(1)	The maximum number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (the “Plan”) is equal to 7.5% of the shares of Common Stock issued and outstanding from time to time on a fully diluted basis. The Amount to be Registered hereunder represents 7.5% of the shares of Common Stock issued and outstanding on a fully diluted basis as of August 4, 2016 minus 1,214,286 shares of Common Stock previously registered on the Registration Statement on Form S-8 filed on April 23, 2013 (File No. 333-188070). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.
(2)	Represents the average of the high and the low sale prices of the Common Stock on the New York Stock Exchange on August 2, 2016.
(3)	Computed in accordance with Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

The 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (the “Plan”) provides for grants of equity-based awards up to an aggregate of 7.5% of the issued and outstanding shares of common stock, par value $0.01 per share (“Common Stock”), of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”), from time to time, on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including limited partnership units issued by our operating partnership subsidiary, Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership, and limited partnership profit interests, into shares of Common Stock), at the time of the award. The Company initially registered 1,214,286 shares of Common Stock for issuance under the Plan pursuant to the Registration Statement on Form S-8 (File No. 333-188070) filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2013 (the “Prior Registration Statement”), based on the number of shares of Common Stock issued and outstanding on a fully diluted basis as of such date. The Registrant is filing this Registration Statement on Form S-8 to register an additional 2,055,277 shares of Common Stock for issuance under the Plan, based on the number of shares of Common Stock issued and outstanding, on a fully diluted basis, as of August 4, 2016.

In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference in this Registration Statement on Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013

3.2	Bylaws of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

3.3	Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P. (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

4.1	Specimen Common Stock Certificate of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-11 (No. 333-186711), filed on April 12, 2013)

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013

10.2	Restricted Stock Award Agreement dated April 23, 2013 between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Jeffrey W. Eckel (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.3	Form of Restricted Stock Award Agreement (Executive Officers) (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.4	Form of Restricted Stock Award Agreement (Non-employee Directors) (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.5	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP for Hannon Armstrong Sustainable Infrastructure Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, in the State of Maryland, on August 4, 2016.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ J. Brendan Herron

Name:	J. Brendan Herron
Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey W. Eckel and J. Brendan Herron, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Jeffrey W. Eckel Jeffrey W. Eckel	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 4, 2016

By:	/s/ J. Brendan Herron J. Brendan Herron	Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)	August 4, 2016

By:	/s/ Teresa M. Brenner Teresa M. Brenner	Director	August 4, 2016

By:	/s/ Mark J. Cirilli Mark J. Cirilli	Director	August 4, 2016

By:	/s/ Charles M. O’Neil	Director	August 4, 2016
Charles M. O’Neil

By:	/s/ Richard J. Osborne	Director	August 4, 2016
Richard J. Osborne

By:	/s/ Steven G. Osgood	Director	August 4, 2016
Steven G. Osgood